Exhibit 99.2

Ideal Power Announces $15 Million Private Placement

AUSTIN, Texas – February 27, 2017 – Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, has entered into a definitive securities purchase agreement with various accredited investors, including all of Ideal Power’s executive officers and directors, to raise gross proceeds of approximately $15 million in a private placement of common stock and warrants to purchase common stock. In addition, Ideal Power has agreed to sell to a group of affiliated investors whose purchase of common stock would have resulted in such investors beneficially owning more than 9.99% of the Company’s outstanding common stock immediately following the offering, shares of the Company’s newly designated Series A Convertible Preferred Stock in lieu of common stock. Each share of such preferred stock is convertible, subject to certain limitations, into one share of common stock. Each share of common stock or preferred stock, together with a warrant to purchase one share of common stock, is being sold at a per share price of $2.535. The warrants will have an exercise price of $2.41 per share, are non-exercisable for the first six months and will expire three years from the date of issuance. The transaction is anticipated to close on or about March 3, 2017, subject to customary closing conditions. Ideal Power anticipates using the net proceeds from the transaction primarily for working capital and general corporate purposes.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), acted as the exclusive placement agent for the financing. The Liquid Venture Partners group at National Securities Corporation was responsible for sourcing and executing the private placement.

Ideal Power has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock, and the shares of common stock underlying the warrants and preferred stock, purchased in the private placement.

The securities to be sold in the private placement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Ideal Power Inc.
Ideal Power Inc. (NASDAQ: IPWR) is a technology company dedicated to advancing electric power conversion. The company has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA™). PPSA™ improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA™ can scale across several large and growing markets, including solar PV, variable frequency drives, battery energy storage, mobile power and microgrids, and electric vehicle fast charging. The Company is also developing and has patented a bi-directional, bi-polar junction transistor (B-TRAN™) which has the potential to dramatically increase bi-directional power switching efficiency and power density. Ideal Power employs a capital-efficient business model which enables the company to address several product development projects and markets simultaneously. For more information, visit www.IdealPower.com.

Safe Harbor Statement
All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements about the Company’s ability to close the offering and its intended use of proceeds. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of Ideal Power’s control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for Ideal Power’s technology provide adequate protection and whether the Company can be successful in maintaining, enforcing and defending its patents, the timing and impact of regulatory developments affecting the markets for its products, Ideal Power’s inability to predict with precision or certainty the pace of development and commercialization of its advanced technologies, the uncertainty of whether the demand for energy storage products will grow at a pace consistent with the Company’s expectations, whether its backlog will translate into revenue in future periods, whether demand for its products, which the Company believes are disruptive, will develop, and whether it can compete successfully with other manufacturers and suppliers of power conversion products, both now and in the future, as new products are developed and marketed, and other risks detailed from time to time in Ideal Power’s filings with the Securities and Exchange Commission. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Ideal Power disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Ideal Power Media Contact:
Antenna Group
Sharon Golubchik
201-465-8008
idealpower@antennagroup.com

Ideal Power Investor Relations Contact:
MZ North America
Chris Tyson
949-491-8235
IPWR@mzgroup.us